Doug Ahrens
Offer Letter

    Mellanox Technologies, Inc.

350 Oakmead Parkway
         Sunnyvale, CA 94085
Tel: 408-970-3400
Fax: 408-970-3403

December 19, 2018

Doug Ahrens
1514 Country Club Drive
Los Altos, CA 94024

Re: Offer of Employment with Mellanox Technologies, Inc.

Dear Doug,

On behalf of the Company, we are pleased to offer you full-time, exempt employment with Mellanox Technologies, Inc. (“MTI”) as the Chief Financial Officer (“CFO”) of Mellanox Technologies, Ltd. (“MTL”; MTL and its subsidiary companies, including MTI, are collectively referred to herein as the “Company”). The position of CFO is considered an “Office Holder” for purposes of the Israeli Companies Law, 5759-1999 (the “Companies Law”) and a “Section 16 Officer” pursuant to Section 16 of the Securities and Exchange Act of 1934. This position reports to Eyal Waldman, the Chief Executive Officer (“CEO”) of MTL. Your work location will be Sunnyvale, CA and your anticipated start date of employment is January 2, 2019 (the “Start Date”).

In the course of your employment with MTI, you will be subject to and required to comply with all Company policies as outlined in the U.S. Employee Handbook, applicable laws and regulations, and the Company’s Code of Business, Conduct, and Ethics (the “Code”). The Code contains general guidelines for conducting the Company’s business consistent with the highest standards of business ethics.  The Code can be located at the following web link: http://www.mellanox.com/related-docs/company/Mellanox-Code-of-ethics.pdf. One of the Company’s on-boarding requirements is that you review and acknowledge your obligation to comply with the Code and the Company’s Insider Trading Compliance Program at all times during your employment with MTI.

Base Salary

In this position, you will earn an annual base salary of $430,000.00 (“Base Salary”) to be paid to you at the semi-monthly rate of $17,916.67, less all applicable taxes and other withholdings.

Annual Bonus

Insofar as Mellanox will decide to pay a bonus to its employees, subject to its profitability and such other factors that shall be determined by Mellanox from time to time at its sole discretion, you may be eligible to participate in such 2019 bonus plan and thereafter. However, for 2019, your bonus will be the greater of $100,000 or the amount that Mellanox sets for your position under a 2019 bonus plan should such a plan be adopted.  The bonus shall not be a part of your determining salary for any intent or purpose.

Doug Ahrens
Offer Letter

Doug Ahrens
Offer Letter

Benefits

You shall be eligible to participate in all of the employee benefits and benefit plans that MTI generally makes available to its full-time regular employees, including medical plans, life, disability and AD&D insurance, 10 paid holidays per year, 17 days of personal time off (“PTO”) per year through completion of two years of employment and thereafter in accordance with Company policy, and 3 days of sick leave per year. Enclosed is the Summary of Benefits detail on Company health plan options. MTI also offers a 401(k) retirement savings plan (the “401(k) Plan”) to eligible employees wishing to participate. At its discretion, the Company may match your contributions to the 401(k) Plan at a rate of 4% of your Base Salary up to the maximum allowable under the 401(k) Plan. You will also be eligible to participate at your election in the Company’s employee stock purchase plan. The Company reserves the right to terminate, modify or add to any of its benefits and benefit plans at any time.

Additional Terms

Restricted Stock Units Award: Subject to the approval of the Compensation Committee and the Board, you will receive an initial award of 33,000 restricted stock units ("RSUs"), subject to the terms of the Company’s applicable equity plan and a grant agreement to be entered into between MTL and you. Depending upon your actual Start Date, such equity award is expected to be processed for a February 1 anniversary date (if not February, then May) (the “Anniversary Date”). The first vest will be 25% of the total grant on the Anniversary Date in 2020 (depending upon your actual Start Date) and thereafter quarterly at a rate of 1/16th of the grant with the final vest on February 2023, subject to your continued employment with MTI. Each RSU is a right to receive one unrestricted ordinary share of MTL following vesting. Shares are taxable upon vesting and, if elected, the Company conducts a sale transaction on your behalf to cover the taxable income of the released portion of the award. The amount of taxes withheld for your benefit may not be sufficient to address your full tax obligation; you take full responsibility for all taxes due for RSU awards as well as other income received as a result of your employment with MTI. The RSU award is completely discretionary; the grant of an award to you shall neither entitle you to receive any future award or participate in other incentive plans of the Company, nor disqualify you from receiving a future award or participating in other incentive plans of the Company.

Indemnification Agreement: The Company’s standard form Indemnification Agreement shall be separately provided to you.

Change in Control Severance Benefits: The Company currently provides severance benefits to its Office Holders in the event of certain qualifying terminations following a change in control of the Company, as set forth in the Company’s executive severance benefits agreement (the “Executive Severance Benefits Agreement”) which shall be separately provided to you. Benefits under the Executive Severance Benefits Agreement for the Company’s U.S.-based executives generally include, in exchange for a general release of claims, a cash severance payment factored on the executive’s Base Salary and bonus, acceleration of the executive’s outstanding and unvested equity awards and, for MTI Office Holders who elect to continue health insurance coverage under MTI’s plans under COBRA, payment of up to twelve months of insurance premiums for such coverage.

“At Will” Employment

Your employment with the Company is “at-will”. This means that your employment is not for any specified period of time and can be terminated by you or by the Company at any time, with or without advance notice, and for any or no particular reason or cause. It also means that your job duties, title and responsibility and reporting level, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed with prospective effect, with or without notice, at any time in the sole discretion of the Company. This “at-will” nature of your employment shall remain unchanged during your tenure as an employee and may not be changed, except in an express writing signed by you and the Company’s CEO.

Doug Ahrens
Offer Letter

Full Services to Company

The Company requires that as CFO, you devote your full business time, attention, skill, and efforts to the tasks and duties of your position as assigned by the Company.

Any service you desire to provide to another company as a member of a board of directors or otherwise, now or in the future, should be brought to the attention of our General Counsel and CEO to be cleared for any conflicts and for ongoing monitoring for possible conflicts and potential related party transactions.

Contingencies

This offer and your employment with the Company are conditioned upon the following:

•	Your ability to provide satisfactory documentary proof of your identity and right to work in the United States prior to the Start Date;

•
You must read the Code at http://www.mellanox.com/related-docs/company/Mellanox-Code-of-ethics.pdf prior to executing and returning this letter to us. You will be required to sign an acknowledgment of the Code during onboarding;

•
Your consent to, and results satisfactory to the Company of, reference and background checks. Until you have been informed in writing by the Company that such checks have been completed to the Company’s satisfaction, you should not rely on this offer;

•	Approval by the Board of Directors; and

•	Your return of the enclosed copy of this letter and the Proprietary Information and Invention Assignment Agreement (the “Confidentiality Agreement”) after being signed by you without modification.

This letter and the Confidentiality Agreement should be returned by December 24, 2018 to the attention of Assaf Segal (assafs@mellanox.com) after which time this offer will expire. By signing and accepting this offer, you represent and warrant that you are not subject to any pre-existing contractual or other legal obligation with any person, company or third party that prevents, may prevent or impedes your employment with the Company in any way.

Entire Agreement

This Letter plus the Confidentiality Agreement, the Executive Severance Benefits Agreement, the Indemnification Agreement, the grant agreement accompanying the RSU award, and the U.S. Employment Handbook, (collectively, the “Additional Agreements”) together shall constitute the complete agreement between you and the Company with respect to the terms and conditions of your employment, should you accept this offer. Any prior or contemporaneous representations or promises (whether oral or written, express or implied) not contained in this letter or in the Additional Agreements or contrary to those contained in this letter or in the Additional Agreements, that may have been made to you are expressly cancelled and superseded by the terms of this letter. Except as otherwise specified herein, the terms and conditions of your employment may not be changed, except in another letter or written agreement, signed by you and me.

We look forward to you accepting this offer and to a mutually rewarding relationship. As with all important decisions, you should make a decision concerning this offer based on your own independent investigation and judgment concerning the Company and its future prospects.

Doug Ahrens
Offer Letter

Sincerely,

Eyal Waldman
President and Chief Executive Officer

ACCEPTANCE AND ACKNOWLEDGEMENT

By signing below, I hereby accept the above-described employment offer letter on the terms set forth therein. By my signature below I also hereby certify that I have read the Code and have no questions regarding its content and requirements, or I have had any questions I may have regarding the Code addressed to my satisfaction.

Dated:         , 2018
Signature